UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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  ACTUANT CORPORATION

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ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, which has adopted the business name “Enerpac Tool Group,” (“Enerpac Tool Group” or the “Company”) will be held on January 28, 2020 at 8:00 a.m. Central Time at The Westin O’Hare, 6100 N. River Road, Rosemont, Illinois, for the following purposes (all as set forth in the accompanying Proxy Statement):

1.	To elect eight directors from the nominees described in the accompanying proxy statement;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending August 31, 2020;

3.	To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;

4.	To approve an amendment to the Company’s Restated Articles of Incorporation, as amended, to change the Company’s name to “Enerpac Tool Group Corp.” (the “Name Change Proposal”); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR the election as director of each of the nominees described in the accompanying proxy statement and FOR Proposals 2, 3 and 4. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2020 Annual Meeting.
The Board of Directors has fixed the close of business on November 22, 2019 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.
Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States, or vote via the internet or phone (instructions on page 2). It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 28, 2020. The proxy statement is available on the Company’s website at www.enerpactoolgroup.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President, General Counsel and Secretary, Enerpac Tool Group, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 13, 2019

ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 13, 2019.

General Information
This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 28, 2020 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2019, which constitutes the 2019 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.
Location and Date of Annual Meeting
The annual meeting will be held on January 28, 2020 at 8:00 a.m. Central Time at The Westin O’Hare, 6100 N. River Road, Rosemont, Illinois.
Record Date
The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 22, 2019 (the “Record Date”). As of the Record Date, 59,953,042 shares of Class A common stock were outstanding. Each share of Class A common stock outstanding on the Record Date is entitled to one vote on all matters submitted at the Meeting. No other class of capital stock was outstanding on the Record Date.
Quorum
A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered to be shares present for purposes of determining whether a quorum exists.
If you hold your shares in an account maintained by a bank, broker or other holder of record (referred to as holding shares in “street name”), these holders are permitted under the rules of the New York Stock Exchange to vote your shares on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor and on the Name Change Proposal, even if they do not receive voting instructions from you, but are not permitted under the rules of the New York Stock Exchange to vote on Proposals 1 and 3 unless you timely provide them with your voting instructions. It is important, therefore, if you hold your shares through an account maintained by a bank, broker or other holder of record that you timely provide your instructions to them so that your vote with respect to these matters may be cast.
The voting requirements and the procedures described in this section and below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s Restated Articles of Incorporation, as amended, and its bylaws, the rules of the New York Stock Exchange and any other requirements applicable to the matters to be voted upon.
Required Vote
Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes.
In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending August 31, 2020 (Proposal 2), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. As noted above, banks, brokers or other entities holding your shares in “street name” are permitted to vote on this proposal even if you do not provide any voting instructions.

In order to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3), the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will not count in determining the outcome of the vote on this proposal.
Under our Restated Articles of Incorporation, as amended, the affirmative vote of two-thirds of the shares of Class A common stock outstanding on the Record Date is required to approve the Name Change Proposal (Proposal 4). Accordingly, abstentions and shares not voted on the Name Change Proposal will have the effect of a vote AGAINST the Name Change Proposal. As noted above, banks, brokers or other entities holding your shares in “street name” are permitted to vote on the Name Change Proposal, even if you do not provide any voting instructions.
Any other business that may properly come before the Meeting, or any adjournment of the Meeting, will be approved if more votes are cast FOR the proposal than are cast AGAINST the proposal. Accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on any such proposal. We are not aware of any other business to be addressed at the Meeting; however, other business may be addressed if it properly comes before the Meeting.
Cost of Soliciting Proxies
The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation in addition to their regular compensation for such solicitation. EQ Proxy is assisting us in the solicitation of proxies and provides us with advice and support related to solicitation. We do not expect the total costs to us for EQ Proxy's services to exceed $7,000.
Shares held for the accounts of participants in the Company’s 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Company’s Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the rabbi trust associated with the Employee Deferred Compensation Plan, as directed by the Company.
Voting Procedures
Via the Internet. If you hold your shares directly—that is, not in an account maintained by a bank, broker or other entity—you can vote their shares via the internet, as instructed on the proxy card. The internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their votes have been properly recorded. Internet voting for shareholders of record is available 24 hours a day and will close at 11:59 p.m. (CST) on January 27, 2020. The accompanying Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions via the Internet depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
By Telephone. Shareholders who hold their shares directly may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 11:59 p.m. (CST) on January 27, 2020. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by telephone depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
By Mail. Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. If you hold your shares in “street name” through an account with a bank, broker or other entity, your ability to provide voting instructions by mail depends on the voting process of the bank, broker or other entity through which you hold the shares. Please follow their directions carefully.
At the Meeting. Shares held directly in your name as the shareholder of record may be voted by you in person at the Meeting. Shares held beneficially in “street name” through an account with a bank, broker or other entity may be voted by you in person at the Meeting only if you obtain a legal proxy from the bank, broker or other entity that holds your shares giving you the right to vote the shares and bring such proxy to the Meeting.
Revocation of Proxies
A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.
Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR the ratification of PriceWaterhouseCoopers LLP as the Company’s independent auditor, FOR the approval, on a non-binding basis, of the compensation of our named executive officers, FOR approval of the Name Change Proposal and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors currently consists of nine members. Current director Holly A. Van Deursen, who has served as a director since 2008, will be retiring from the Board of Directors at the Meeting, at which time the size of the Board of Directors will be reduced from nine to eight. Directors are elected annually for one-year terms. Accordingly, at the Meeting, eight directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. The Board of Directors has nominated the eight individuals listed below for election as directors at the Meeting, each of whom is presently serving as a director of the Company. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election of the persons named below, unless otherwise instructed by a shareholder in a completed proxy that is timely submitted. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee.

Directors standing for re-election	Age	Director Since
Alfredo Altavilla, Director	56	2018
Judy L. Altmaier	58	2019
Randal W. Baker, President and Chief Executive Officer	56	2016
J. Palmer Clarkson, Director	62	2018
Danny L. Cunningham, Director	64	2016
E. James Ferland, Non-Executive Chairman of the Board	53	2014
Richard D. Holder, Director	56	2017
Sidney S. Simmons, Director	61	2018
Alfredo Altavilla—Mr. Altavilla retired from a 29-year career at Fiat Chrysler in August 2018, mostly recently having served as Chief Operating Officer, Europe, Africa and Middle East and Head, Business Development, Fiat Chrysler Automobiles. Prior to that role, he served as Chief Executive Officer of Iveco, Fiat Chrysler’s trucks and commercial vehicles business. Mr. Altavilla brings extensive operating, business development, new product development and acquisition experience to the Board. His expertise in doing business in Europe and the Middle East also provides insights critical to the Board’s oversight of Company operations and growth strategies in those markets. Mr. Altavilla currently is on the boards of Recordati SpA, where he serves as Vice-Chairman, and Tim SpA, both of which are listed on the Milan stock exchange. He also is a Senior Advisor to CVC Capital Partners.
Judy L. Altmaier—Ms. Judy L. Altmaier served as the President of Exmark Manufacturing Co., a subsidiary of The Toro Company, from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of The Toro Company, or Toro, from 2009 until 2013. Before joining Toro, she spent more than 25 years with Eaton, holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier has joined the Company’s Board because of her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with The Toro Company and Eaton. In addition, she brings significant experience in international operations and execution of growth initiatives. Ms. Altmaier serves on the Board of Allison Transmission Holdings, Inc. and is a member of its Finance and Compensation committees.
Randal W. Baker—Mr. Baker was appointed President and Chief Executive Officer of the Company in March 2016. Prior to joining the Company, Mr. Baker held multiple roles during his six-year tenure at Joy Global, including most recently as Chief Operating Officer. Prior to Joy Global, Mr. Baker was an executive with Case New Holland Inc., holding a variety of roles including President and CEO of its agricultural equipment business. Mr. Baker also held diverse leadership roles in marketing, sales, product development and engineering at Komatsu America Corporation, Ingersoll-Rand and Sandvik Corporation. Among other insights, his understanding of the Company’s markets, engineering and new product development background and operational expertise assist the Board in setting the Company’s strategy and monitoring performance.
J. Palmer Clarkson—Mr. Clarkson is President and Chief Executive Officer of Bridgestone HosePower LLC, a Florida-based industrial hose service company. Founded by Mr. Clarkson in 1990 and acquired by Bridgestone Hose in 2014, HosePower is the largest U.S. based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and general industrial applications. His areas of expertise include financial and operational management, distribution and dealer channel management, business development and capital allocation. Mr. Clarkson brings a significant understanding of the Company’s tools business and sales channels to the Board as well as strong financial and accounting experience. Mr. Clarkson has been a director of CNX Resources Corporation since May 2017. He was also a director of CONSOL Energy Inc. from May 2017 through November 2018.
Danny L. Cunningham—Mr. Cunningham is a retired Partner and former Chief Risk Officer of Deloitte & Touche, LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. Mr. Cunningham possesses expertise in the areas of financial reporting, auditing, accounting and risk management and also brings a strong knowledge of corporate transactions and global perspective to the Board. He also serves on the Board of WEC Energy Group and is a member of its Audit Committee.
E. James Ferland—Mr. Ferland is the retired Chairman and Chief Executive Officer of Babcock & Wilcox Enterprises, Inc. (“B&W”), a provider of energy and environmental products and services for power and industrial markets worldwide. He held those positions from July 2015, when B&W was spun-off from the Babcock & Wilcox Company, until 2018. Mr. Ferland was Chief Executive Officer of Babcock & Wilcox Company from 2012 through the date of the spin-off. He previously held various leadership roles with Westinghouse Electric Company, LLC and PNM Resources, Inc. With more than 25 years of senior management and engineering experience in diversified industries, Mr. Ferland brings to the Board extensive operations, financial and acquisition experience, knowledge of the energy markets and valuable perspectives from leading a global public company.
Richard D. Holder—Mr. Holder was most recently President and Chief Executive Officer of NN Inc, a diversified industrial manufacturing company, from June 2013 to September 2019. He is a seasoned executive with more than 25 years of international experience across a diverse set of industries and disciplines. Prior to NN, Inc., Mr. Holder held a variety of leadership positions during his twelve-year tenure at Eaton Corporation, where he last served as President of Eaton Electrical Components Group, a unit of Eaton’s Electrical Sector. Prior to joining Eaton, he held leadership roles at US Airways, AlliedSignal and Parker Hannifin. Mr. Holder brings to the Board perspectives from recently leading a global public company, along with extensive business, financial and industry experience. Mr. Holder was a director of NN, Inc. from 2013 through 2019.
Sidney S. Simmons—Mr. Simmons is a seasoned corporate attorney with over 35 years of experience. He provides legal counseling to a range of corporate clients, assisting them, among other matters, with mergers and acquisitions, business planning and structuring, and negotiating and implementing complex business transactions. In addition to his deep and broad knowledge and his experience in executing commercial transactions, he brings experience in corporate governance and legal and regulatory compliance to the Board’s deliberations as well as experience in recruiting and retaining executive talent. He has a long history of volunteer service with various national and local organizations, some of which include serving as a trustee for Catholic Charities USA and as Chairman of the Board of Directors of St. Vincent’s Health System, Inc., in Jacksonville, Florida.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF THE EIGHT NOMINEES.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2019 and the effectiveness of our internal control over financial reporting as of August 31, 2019. The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending August 31, 2020 and the Audit Committee is presenting this selection to shareholders for ratification.
Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company’s bylaws, however, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because the Audit Committee values shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. The Audit Committee also retains the right to direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

PROPOSAL 3
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of the executive officers named in the Summary Compensation Table included in this proxy statement (the “Named Executive Officers” or “NEOs”), as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. The Compensation Committee has overseen the development and implementation of our executive compensation programs, which are designed to drive long-term success and increase shareholder value. We utilize our executive compensation programs to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards.
Our overall executive compensation program is founded on three guiding principles, which we believe emphasize a pay-for-performance philosophy:

•
Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, focusing on sales, earnings, cash flow and return on invested capital.

•
Key executives responsible for establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, a compensation clawback policy, stock ownership requirements and multi-year vesting periods on equity awards are important components of that alignment.

•
Our overall compensation targets reflect our intent to pay executive Total Direct Compensation (base salary, annual bonus opportunity and the value of share based awards) at approximately the 50th percentile of pay. In some cases, to attract and retain top talent, we may set target compensation over market rates (generally not to exceed the 75th percentile) to align with an individual’s experience profile and reflect the complexities of certain roles.

We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests our shareholders to approve, on an advisory basis, the compensation of our NEOs. Although the outcome of this advisory vote is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4
APPROVAL OF THE NAME CHANGE PROPOSAL

On October 29, 2019, the Board of Directors unanimously adopted a resolution to amend, and to recommend that the shareholders approve, an amendment to Article I of the Company’s Restated Articles of Incorporation, as amended (the “Restated Articles of Incorporation”) for the purpose of changing the Company’s corporate name from “Actuant Corporation” to “Enerpac Tool Group Corp.” Specifically, this Name Change Proposal would amend Article I of the Restated Articles of Incorporation as set forth below, with additions indicated by underlining and deletions by strike through:
“The name of the Corporation is ~~Actuant Corporation~~ Enerpac Tool Group Corp.”
Reasons for Name Change
In anticipation of the completion of the sale of the principal businesses comprising our former Engineered Components & Systems (“EC&S”) segment, in September 2019 we adopted the business name “Enerpac Tool Group” to simplify and accelerate the Company’s continued progression toward becoming a premier pure-play industrial tools and services company with the Enerpac brand at its core. Although we adopted the new business name, a change in our legal, corporate name requires that we amend the Restated Articles of Incorporation to reflect that change in name.
Effects of Name Change
If the shareholders approve the proposed amendment to the Restated Articles of Incorporation, the amendment will become effective upon the filing of articles of amendment to the Restated Articles of Incorporation with the Wisconsin Department of Financial Institutions, which would be filed at some time after the Meeting.
While the name change will cause us to incur certain modest costs, the Board of Directors believes that any potential confusion and costs associated with the name change will be minimal and will be outweighed by the benefits of the name change.
The name change will not have any effect on the rights of our existing shareholders. In addition, changing our name will not affect the validity or transferability of stock presently outstanding, and the Company’s shareholders will not be required to exchange any certificates presently held by them. In the future, new stock certificates will be issued reflecting the new name.
In connection with our adoption of the “Enerpac Tool Group” business name, our Class A common stock began trading on the New York Stock Exchange under the ticker symbol “EPAC” on October 7, 2019. The New York Stock Exchange has confirmed that the change in our legal, corporate name to “Enerpac Tool Group Corp.” upon the effectiveness of the proposed amendment to the Restated Articles of Incorporation will not require any further change in our ticker symbol. However, the CUSIP number identifying the shares of our Class A common stock will change as a result of the proposed change in our legal, corporate name.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL OF THE NAME CHANGE PROPOSAL.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2019, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of our Class A common stock, by the directors, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s current executive officers and directors as a group.

Beneficial Owner (1)	Amount and Nature		Percent of Class
More Than Five Percent Shareholders:
Blackrock, Inc. 55 East 52nd Street New York, New York 10055	7,679,988	(2)	12.7%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,460,185	(2)	10.7%
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	5,900,024	(2)	9.8%
Wellington Management Company, LLP 208 Congress Street Boston, Massachusetts 02210	5,236,717	(2)	8.7%
Pzena Investment Management, LLC 320 Park Avenue, 8th Floor New York, New York 10022	4,345,098	(2)	7.2%
Clarkson Capital Partners, LLC 91 West Long Lake Road Bloomfield Hills, Michigan 48304	3,208,074	(2)	5.3%

Named Executive Officers and Directors:
Alfredo Altavilla, Director	3,000		*
Judy L. Altmaier, Director	—		*
Randal W. Baker, President and Chief Executive Officer	150,958	(3)	*
J. Palmer Clarkson, Director	4,719		*
Danny L. Cunningham, Director	17,528	(4)	*
Rick T. Dillon, Executive Vice President and Chief Financial Officer	21,360	(5)	*
E. James Ferland, Non-Executive Chairman of the Board of Directors	36,204	(6)	*
Richard D. Holder, Director	3,831		*
Fabrizio Rasetti, Executive Vice President, General Counsel and Secretary	2,848		*
Roger A. Roundhouse, Former Executive Vice President, Engineered Components & Systems	65,130	(7)
John Jeffrey Schmaling, Executive Vice President, Industrial Tools & Services	2,263		*
Sidney S. Simmons, Director	5,014	(8)	*
Holly A. Van Deursen, Director	60,887	(9)	*

All Directors and Current Executive Officers as a group (13 persons)	308,612	(10)	*

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Such information is as of September 30, 2019 and is based on a report issued to the Company by a third-party service provider.

(3)
Includes 23 shares held in the 401(k) Plan. Also includes 60,221 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2019. Excludes 2,268 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in the Company’s Class A common stock no less than six months following termination of employment. Mr. Baker does not have any voting or dipositive power with respect to the phantom stock units.

(4)
Includes 2,930 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2019. Includes 8,355 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

(5)
Includes 1,335 shares held in the 401(k) Plan. Excludes 804 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in the Company’s Class A common stock no less than six months following termination of employment. Mr. Dillon does not have any voting or dispositive power with respect to the phantom stock units.

(6)
Includes 11,029 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2019. Also includes 10,067 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

(7)
Includes 201 shares held in the 401(k) Plan. Also includes 25,282 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2019. Excludes 1,099 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in the Company's Class A common stock no less than six months following termination of employment. Mr. Roundhouse does not have any voting or dipositive power with respect to the phantom stock units.

(8)
Includes 5,014 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

(9)
Includes 6,025 shares held in an individual IRA account. Also, includes 28,959 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2019. Also includes 6,524 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service.

(10)
Includes 6,025 shares held in an individual IRA account and 1,358 shares held in the 401(k) Plan. Also includes 103,139 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2018. Also includes 29,960 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in the Company’s Class A common stock, generally within 60 days following the director’s termination of service. Shares beneficially owned by Mr. Roundhouse, a former executive officer, are not included in this amount.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Such beneficial ownership information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines
The Board of Directors (the “Board”) has adopted the Company’s Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating & Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee. While the Company has no formal policy with respect to the attendance of the directors at the Company’s annual meeting of shareholders, all current directors attended the 2019 annual meeting except for Ms. Altmaier, who joined the Board after the meeting.
Board Committees, Charters, Functions and Meetings
The Board has three standing committees—Audit, Nominating & Corporate Governance and Compensation—each of which has a charter. The Board appoints the members of these committees after considering the recommendations of the Nominating & Corporate Governance Committee. There were 12 meetings of the Board during the fiscal year ended August 31, 2019. All members of the Board serving during the fiscal year ended August 31, 2019 attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served which were held during the respective director’s period of service. Current Board committee membership and functions appear in the table below. Ms. Altmaier joined the Audit Committee and Compensation Committee on November 1, 2019 concurrent with her election as a director effective that date.
Ms. Van Deursen will retire from the Board when her current term concludes upon the election of directors at the Meeting. At that time, she will be replaced as the Chair of the Compensation Committee by Mr. Holder.

Committees	Committee Functions
Audit Danny L. Cunningham, Chair Alfredo Altavilla Judy L. Altmaier Richard D. Holder Sidney S. Simmons Fiscal 2019 Meetings—9	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the Board and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
Nominating & Corporate Governance E. James Ferland, Chair J. Palmer Clarkson Sidney S. Simmons Holly A. Van Deursen Fiscal 2019 Meetings—3	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual assessment of the Board, Committees and Directors performance and contributions
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee
Compensation Holly A. Van Deursen, Chair (through January 27, 2020) Alfredo Altavilla Judy L. Altmaier J. Palmer Clarkson Richard D. Holder, Chair-elect (beginning January 28, 2020) Fiscal 2019 Meetings—6	• Determines the compensation of executive officers and makes recommendations to the Board regarding Chief Executive Officer compensation.
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for Board members and conducts an annual evaluation of the performance of the Compensation Committee

Leadership Structure
The positions of Chair of the Board and Chief Executive Officer are separated between Mr. Ferland and Mr. Baker. This allows our CEO, Mr. Baker, to focus on the day-to-day business operations, while the Board Chair leads our Board in providing strategic direction, oversight and advice to management. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s circumstances and advance the interests of all shareholders.
The Board Chair’s responsibilities include: presiding over executive sessions of the independent directors; liaising between the Chief Executive Officer and independent directors; consulting with the Chief Executive Officer as to appropriate scheduling and agendas of meetings of the Board; and serving as the principal conduit for communications directed from shareholders to employees and the non-employee directors.
Executive Sessions of Non-Management Directors
The non-employee directors of the Board regularly meet in the absence of management. Mr. Ferland, the Board Chair, presides at these sessions.
Independence of Directors; Financial Expertise of Audit Committee
The Board has determined that each of Mses. Altmaier and Van Deursen and Messrs. Altavilla, Clarkson, Cunningham, Ferland, Holder and Simmons (i) is independent within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other material relationship with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the New York Stock Exchange (“NYSE”) and Mr. Cunningham qualifies as an “audit committee financial expert” as defined by the SEC.
Board Role in Risk Oversight
The Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives (including strategic initiatives), improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, the committees of the Board also have responsibility for aspects of organizational risk management. In particular, the Audit Committee focuses on legal, compliance and financial risks (including internal controls) and the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies and practices, respectively.
Compensation Risk Assessment
In establishing and reviewing our executive compensation program, the Compensation Committee considers, among other things, whether the Company’s compensation programs reward executives for performance and whether the programs encourage unnecessary or excessive risk taking. The Compensation Committee annually performs a compensation risk assessment including an inventory of material incentive and sales compensation plans. The Compensation Committee, with assistance from an independent compensation consultant (see below), has overseen the implementation of several mitigating factors to help reduce the likelihood of undue risk taking related to compensation arrangements, including, but not limited to, the use of various measures (core sales, earnings, total shareholder return (“TSR”), and cash flow) in a balanced mix of annual and long-term incentive plans, use of multiple types of incentives (cash, restricted stock units and performance shares), and executive stock ownership guidelines that help align incentives with long-term company stock price appreciation. The Compensation Committee and Board believe that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk and are not likely to promote other behavior that could result in a material adverse event for the Company.
Use of Compensation Consultants and Other Advisors
The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Compensation Committee has utilized the services of Willis Towers Watson (“Willis”) as its executive and director compensation adviser for several years. During the fiscal year ended August 31, 2019, fees paid to Willis for services to the Compensation Committee were approximately $121,000.
The Company also uses other divisions of Willis for actuarial services related to pension plans, post-retirement healthcare plans and other benefits, and Willis also is the Company’s primary insurance broker. The Compensation Committee and the Board did not review or approve the other services provided to the Company by Willis, as those services are approved by management in the normal course of business. Fees paid to Willis for these additional services in the fiscal year ended August 31, 2019 were $1.8 million. Willis’ executive compensation consultants have not been involved in providing any of the additional actuarial or brokerage services for which the Company has engaged Willis.
In its role as the Compensation Committee’s independent compensation advisor, Willis provides written confirmation of its independence and the existence of any potential conflicts of interest. The Compensation Committee also reviews the policies and procedures Willis maintains to prevent conflicts of interest, evaluates whether there are personal or business relationships between

Willis and members of the Compensation Committee and validates that employees of Willis who perform consulting services do not own the Company’s common stock. After considering these factors, the scope of services provided by Willis and the amount of fees paid for executive compensation consulting and other services, the Compensation Committee has concluded that the engagement of Willis does not create a conflict of interest.
Codes of Conduct and Ethics
The Company’s Code of Business Conduct and Ethics (“Code of Conduct”) applies to all officers, directors and employees of the Company and sets out the standards of legal and ethical behavior to which all such representatives of the Company must adhere. The Company also has adopted Code of Ethics Applicable to Senior Finance Executives (“Code of Financial Ethics”), which applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, or persons performing similar functions. The Code of Conduct and Code of Financial Ethics are reviewed annually by the Nominating & Corporate Governance Committee.
Information Available Upon Request
Copies of the charters of the Audit Committee, Nominating & Corporate Governance Committee and Compensation Committee, the Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Finance Executives are available on the Corporate Governance section of the Company’s website at www.enerpactoolgroup.com. They also may be obtained, free of charge, upon written request directed to our Executive Vice President, General Counsel & Secretary, Enerpac Tool Group, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.
Director Selection Procedures
The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Company’s annual meeting of shareholders. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate.
Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Although it does not have a formal diversity policy, the Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.
The Nominating & Corporate Governance Committee’s objective is to assemble and maintain a Board that provides an optimized mix of skills, experience and perspectives to provide oversight and strategic guidance and maximize shareholder value in the context of the Company’s current or expected circumstances. In evaluating director nominees, the Nominating & Corporate Governance Committee considers a range of factors and circumstances, including the following:

•	the strategic objectives and needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including operational, leadership and board experience;

•	familiarity with the Company’s markets, including international business experience;

•	financial literacy and expertise with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s Board.

The Nominating & Corporate Governance Committee also may consider such other factors in addition to the foregoing as it deems are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the Board considers service on others boards as a factor in the director selection process and requires that all directors be able to devote sufficient time to fulfill their duties to the Company’s Board and committees.
The Nominating & Corporate Governance Committee believes it is appropriate that at least one, and preferably several, members of the Board meet the criteria for an “audit committee financial expert,” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NYSE listing standards. The Nominating & Corporate Governance Committee also believes it is appropriate for the Chief Executive Officer and potentially other members of the Company’s management to serve on the Board.
The Nominating & Corporate Governance Committee identifies nominees for election to the Board by, among other considerations, evaluating the skills of the current members of the Board, their performance and contributions to deliberations, their tenure on the Board and other relevant circumstances. Current members of the Board with skills and experience to support the Company’s needs and strategic priorities and who are willing to continue to serve as directors generally are nominated for re-election, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. From time-to-time, the Nominating & Corporate Governance Committee will determine to add new directors to the Board to enhance its capabilities, with such new directors being identified by a variety of means, including based on the recommendation of shareholders or existing directors or with the assistance of third-party recruiters to identify and evaluate the qualifications of candidates satisfying the Board’s criteria for new directors. Ms. Altmaier was first identified to the Nominating & Corporate Governance Committee and the Board as a candidate for election as a director by a third-party director recruiting firm.
Director Resignation Policy
In order to ensure appropriate representation on the Board, the Nominating & Corporate Governance Committee has adopted a policy regarding resignation from the Board upon a director’s retirement or a material change in principal occupation (such as the director’s cessation of employment) as of the time the director was last elected to the Board. Upon such a material change in a director’s position, a director shall offer his or her resignation as a director to the Nominating & Corporate Governance Committee, which will accept or reject the resignation offer after considering the best interests of the Company and its shareholders.
Communications with Directors
Shareholders and other interested parties who want to communicate with the Board, the non-employee directors as a group, or any individual director can write to: Enerpac Tool Group, Attention: Chair of the Board of Directors, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate whether you are a shareholder. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a common stock related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
Certain Relationships and Related Person Transactions
The Corporate Governance Guidelines and Code of Business Conduct and Ethics document the Company’s policies regarding conflicts of interest and related party transactions. Under these policies, any related party transaction or potential conflict of interest involving an executive officer, director or 5% shareholder is reviewed by legal counsel and referred to the Nominating & Corporate Governance Committee for final resolution.
The Nominating & Corporate Governance Committee has evaluated several relationships in fiscal 2019 for the existence of a potential conflict of interest:

•
Mr. Cunningham became a director of WEC Energy Group (“WEC”) in 2018. WEC is an electric and gas utility providing services to customers in Wisconsin, Illinois, Michigan and Minnesota, where several of the Company’s facilities and operations are located. In fiscal 2019, the Company made purchases of approximately $1 million from the utility and its affiliates. All transactions were on an arm’s-length basis. The Board has evaluated the relationship between the Company and WEC and has determined that it does not interfere with the exercise of Mr. Cunningham’s independent judgment.

•
On March 20, 2018, the Company entered into an agreement (the “Southeastern Agreement”) with Southeastern Asset Management (“Southeastern”) pursuant to which the Company and the Board agreed to elect J. Palmer Clarkson and Sidney S. Simmons to the Board. Additionally, Southeastern agreed that until the day following the 2019 annual meeting of shareholders it would not call or seek to call, or encourage any other party to call or seek to call, a special meeting of the shareholders of the Company.

Other than as disclosed in the preceding paragraph, during fiscal 2019 the Company is not aware of being party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
During fiscal 2019, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship disclosable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2019, no executive officer of the Company served as:

•
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal controls over financial reporting; (ii) the performance of the internal audit function; (iii) the annual independent audits of the Company's financial statements and management's report regarding the effectiveness of the Company's system of internal control over financial reporting; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the committee's charter. The Audit Committee has the responsibility for the engagement and retention of the Company's independent registered public accounting firm, the evaluation of its qualifications, independence and performance, and the approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for planning or conducting audits or for any determination that the Company's financial statements are complete and accurate or presented in accordance with generally accepted accounting principles. The Company's management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and financial position and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•
met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2019 with the Company’s management and PricewaterhouseCoopers LLP;

•
discussed with PricewaterhouseCoopers LLP those matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Audit Standard No. 1301, Communications with Audit Committees and SEC Regulations S-X, Rule 2-07, Communications with Audit Committees; and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the PCAOB and discussed with PricewaterhouseCoopers LLP its independence.

Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2019.
No member of the Audit Committee is employed by, or has any other material relationship with, the Company. The Board of Directors has determined that at least one member of the Audit Committee qualifies as an "audit committee financial expert" under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors, as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

October 28, 2019

THE AUDIT COMMITTEE

Danny L. Cunningham, Chair
Alfredo Altavilla
Richard D. Holder
Sidney S. Simmons

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section of the proxy provides information regarding the compensation program for our current Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at August 31, 2019, collectively referred to as our Named Executive Officers (“NEOs”). Our fiscal 2019 NEOs are as follows:

•	Randal W. Baker, President and Chief Executive Officer

•	Rick T. Dillon, Executive Vice President and Chief Financial Officer

•	Roger A. Roundhouse, Executive Vice President, Engineered Components & Systems Segment

•	John Jeffrey Schmaling, Executive Vice President Industrial Tools & Services Segment

•	Fabrizio Rasetti, Executive Vice President, General Counsel and Secretary
Executive Summary
The Company is committed to developing and implementing an executive compensation program that directly aligns the interests of the NEOs with the long-term interests of shareholders. With this goal in mind, the Company has developed an executive compensation program that is designed to:

•	attract and retain highly experienced and committed executives who have the skills, education, business acumen and background to successfully lead a diversified industrial company;

•	motivate executives to demonstrate exceptional personal performance and consistently perform at or above expected levels during different business cycles; and

•	provide balanced incentives for the achievement of near-term and long-term objectives, without incentivizing executives to take excessive risk.
In fiscal 2019, the Company took a significant step towards achieving its goal of becoming a pure-play industrial tools and services company by announcing, on July 9, 2019, that it had entered into a Securities Purchase Agreement with an affiliate of One Rock Capital Partners, LLC (“One Rock”), whereby the affiliate would acquire the vast majority of the legacy Engineered Components & Systems ("EC&S") segment at a purchase price of approximately $214.5 million. The transaction with One Rock was subsequently completed on October 31, 2019. In light of these developments, the Company recast the financial statements included in its 2019 Annual Report to reflect the results of operations for the EC&S segment as discontinued operations for all periods presented.
When performance measures were established for incentive compensation awards made in fiscal 2019, the levels were set assuming the inclusion of the EC&S segment in the Company’s consolidated financial statements as part of continuing operations. The following table includes certain measures of the Company’s performance, combining items of the EC&S segment, accounted for as discontinued operations, as if it were part of continuing operations throughout the fiscal year. These measures are presented for the purpose of comparing this performance with the threshold, target and maximum performance levels established for incentive compensation awards prior to the decision to divest the EC&S segment. The performance target levels were not reset following the determination to pursue a divestiture of the EC&S segment, as the Company’s officers remained responsible for the oversight and management of the EC&S segment throughout the fiscal year notwithstanding its accounting classification as discontinued operations. Further detail with respect to the Company’s financial performance for fiscal 2019 is included in our 2019 Annual Report to Shareholders, which accompanies this Proxy Statement.

	Year Ended August 31,
	2019	2018
	(amounts in millions, except per share amounts)
Net Sales:
Continuing Operations	$655	$641
Discontinued Operations	459	541
Combined (1)	$1,114	$1,182
Core Sales Change (1) (2)	1%	6%
Earnings Per Share from Continuing Operations	$0.13	$0.08
Adjusted Earnings Per Share from Continuing Operations(3)(5)	$0.73	$0.49
Net Earnings (Loss) from: (4)
Continuing Operations	$8	$5
Discontinued Operations	(257)	(26)
Combined (1) (6)	$(249)	$(22)
Adjusted EBITDA:
Continuing Operations (5)	$96	$85
Discontinued Operations (5)	50	60
Combined (1) (5)	$146	$145
Cash Provided by Operating Activities (7)	$54	$106
Combined Free Cash Flow (5)	$27	$100
Fiscal Year-end Stock Price	$22.21	$29.45
(1) Includes the sum of the relevant items for continuing operations and discontinued operations.
(2) Core sales change represents total sales change excluding the impact of acquisitions, divestitures and foreign currency rate changes between years.
(3)Adjusted earnings per share excludes impairment & other divestiture charges ($0.34), restructuring and other exit charges ($0.09), accelerated debt issuance costs ($0.01), depreciation and amortization true up ($0.02) and a tax adjustment expense ($0.14) in fiscal 2019 and impairment & other divestiture charges ($0.20), restructuring charges ($0.15), accelerated debt issuance costs ($0.01) and a tax adjustment expense ($0.05) in fiscal 2018. Per share amounts reflected in this footnote are net of tax.
(4) Net of income taxes.
(5) See "Reconciliation of GAAP Measures to Non-GAAP Measures" included in our 2019 Annual Report to Shareholders which accompanies this Proxy Statement.
(6) Combined totals may not foot due to rounding.
(7) Includes cash flow provided by continuing operations and cash flow provided by discontinued operations.
As a result of this financial performance, the cash bonuses earned by the Company’s NEOs in fiscal 2019 were below target. See page 19 for details of the Annual Bonus program. Profitability was the only metric achieved for the fiscal 2019 NEO cash bonuses, as both core sales growth and free cash flow generation fell short of thresholds. Similarly, the total shares vested in the form of Performance Shares (discussed on page 20) were below the target level for the most recently completed three-year performance period.
Given that both incentive compensation and overall financial performance were below target levels, we believe that the Company’s executive compensation program is effectively linked to performance.  Further, the incentive compensation programs align closely to the Company’s financial objectives of achieving core sales growth greater than our industry peers, quality of earnings, and free cash flow generation which is utilized for the purpose of strategic acquisitions, opportunistic share repurchases and debt reduction.
Compensation and Link to Performance
The Company’s executive compensation program is aligned with its overall financial and strategic objectives, which is intended to create shareholder value.
The Company’s long-term goal is to grow diluted earnings per share faster than its peers. It intends to leverage its strong brand, market positions, and dealer and distribution networks to generate organic core sales growth that exceed end-market growth rates. Organic growth is accomplished through a combination of market-share capture, product innovation and market expansion into emerging industries and geographic regions. In addition to organic growth, the Company focuses on growth through disciplined acquisitions in its core tools markets and profit margin expansion by reducing structural costs, utilizing continuous improvement techniques to drive productivity and lower costs and by enacting routine pricing initiatives to offset commodity and tariff increases. Finally, cash flow generation is critical to achieving financial and long-term strategic objectives. Strong cash flow generation is achieved by maximizing returns on assets and minimizing primary working capital needs. The cash flow that results from efficient asset management, improved profitability and profitable revenue growth is used to fund internal growth opportunities, strategic acquisitions, opportunistic common stock repurchases and debt reduction, as appropriate.
Shareholder Input on Executive Compensation Program
At the annual meeting held in January 2019, shareholders overwhelmingly supported the advisory proposal to approve the compensation of our NEOs as disclosed in the proxy statement for that annual meeting, with the approval of approximately 98% of the Company's common stock that voted either “for” or “against” the proposal. The Company engages with shareholders to gather feedback on its compensation programs, which has led to changes that strengthen the link between executive pay and Company performance. We will continually assess and modify the Company’s executive compensation program to incorporate shareholder input, industry trends and competitive compensation practices.
The Compensation Committee (the “Committee”) engages in an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and objectives and aligns with the Company’s business objectives. In connection with this ongoing review, and based on feedback received from shareholders, the Committee continues to implement and maintain what we believe are best practices for executive compensation, each of which reinforces the Company’s compensation philosophy. Below is a summary of those practices.

What The Company Does	What The Company Does Not Do
Use performance metrics to align pay with performance	Offer gross-ups of related excise taxes on executive severance agreements
Cap payouts under our annual cash bonus plan and performance share plans	Provide single-trigger change in control severance benefits
Have robust stock ownership guidelines for our CEO and NEOs	Pay dividends on unearned and unvested performance shares
Apply clawback provisions to annual cash bonus and equity awards for executives in case of financial restatement	Pay dividends on unvested restricted stock units
Engage an independent compensation consultant that reports to the Committee	Reprice stock options
Prohibit short sales, hedging or pledging of our stock by our executive officers and directors	Provide tax gross-ups in the event of a change in control
Oversight of the Executive Compensation Program
The Committee is primarily responsible for overseeing the Company’s executive compensation program and considers advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.
Role of Compensation Committee
The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee reviews and approves all components of the compensation program, establishes objectives for NEOs that are aligned with the Company’s business and financial strategy, and determines compensation levels for NEOs. CEO compensation is recommended by the Committee to the Board for approval. The Committee monitors the performance of NEOs (other than the CEO) through verbal updates regarding their annual reviews completed by the CEO and performs a separate evaluation of the CEO’s performance in cooperation with the Chair of the Board.
Role of Compensation Consultant
The Committee utilizes Willis as its independent compensation consultant. Willis assists the Committee by evaluating executive compensation, analyzing pay alignment with financial and stock performance, providing general compensation trends and competitive market data and benchmarking, and participating in the design and implementation of certain elements of the executive compensation program. Willis does not make specific recommendations on individual compensation amounts for the executive officers or independent directors, nor does it determine the amount or form of executive and director compensation.
Role of Management and the Chief Executive Officer
The CEO, in consultation with the Human Resources function, develops compensation recommendations for the Committee to consider. The CEO considers various factors when making recommendations, including external market data provided by Willis, the relative importance of the executive’s position within the organization, the executive’s tenure and experience and the executive’s performance and contributions to the Company’s results.
The CEO, with assistance from Human Resources and Finance personnel, monitors existing compensation plans and programs applicable to NEOs and other executives, recommends financial and other targets to be achieved under those programs, prepares analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, implements the Committee’s decisions.

Assessing Competitive Compensation Practices
The Committee reviews general industry survey data as well as compensation practices for certain publicly traded U.S. companies with which the Company considers it competes for executive talent (the "Peer Group"). It also uses information from the Willis Executive Compensation Market Analysis Survey to obtain additional benchmarking for executive compensation trends for manufacturing industry companies with annual revenues comparable to the Company. The Committee does not determine the companies that are included in the Willis survey data.
The companies listed below are included in the Peer Group:

Altra Industrial Motion Corp.	Crane Co.	IDEX Corporation	Standex International Corp.
A.O. Smith Corporation	EnerSys	John Bean Technologies Corp.	TriMas Corporation
Barnes Group Inc.	EnPro Industries, Inc.	Kennametal Inc.	Woodward, Inc.
Belden Inc.	Graco Inc.	Lincoln Electric Holdings Inc.
Brady Corporation	Harsco Corporation	Nordson Corporation
Briggs & Stratton Corporation	Hillenbrand, Inc.	Rexnord Corporation
From time to time, the Committee has undertaken a review of the Peer Group to ensure it remains a reasonable and appropriate reference for both pay levels and design of compensation programs. The Committee chose not to conduct a review of the Peer Group in 2019, determining after consulting with Willis to adjust the Peer Group benchmark survey Willis provided in 2018 with a 3% increase for inflation and merit.
The Committee believes the adjusted Peer Group benchmarking, Willis manufacturing industry survey data and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately define competitive market compensation for executive talent. With the Company's move to become a pure-play industrial tool and services company, the Committee expects to review the Peer Group and its overall compensation benchmarking practices in 2020.
Target Level Compensation Determination
To determine NEO compensation, the Committee considers factors such as the level of responsibility, skills and experiences required by the position, the executive’s qualifications, the Company’s ability to replace the individual, the overall competitive environment, current and historical compensation levels, performance in the role, length of service, the Committee’s view of internal equity and consistency and other considerations it may feel are relevant. In analyzing these factors, the Committee reviews competitive compensation data and targets the 50th percentile of pay for Total Direct Compensation (base salary, annual cash bonus and equity incentive awards). In some cases, individual components of compensation may be over market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive and will generally not exceed the 75th percentile of market at target.
Components of Executive Compensation
We seek to pay the Company’s executives fairly and competitively and to link pay with performance. The main elements of executive compensation are base salary, a short-term incentive in the form of an annual cash bonus, and long-term equity incentive awards. The Company emphasizes compensation opportunities that reward executives when they deliver targeted financial results. A significant portion of executive compensation is equity-based. For fiscal 2019, incentive compensation at target (annual cash bonus and equity incentive awards) accounted for approximately 80% of Mr. Baker’s Total Direct Compensation opportunity and approximately 64% of the average Total Direct Compensation opportunity of the other NEOs.
Base Salary
Base salaries are reviewed annually and established considering the scope and complexity of the role, market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to business performance and leadership. Generally, changes in base salary are the result of an annual merit increase, promotion, or change in role or market adjustment. Base salary increases for NEOs occurred in January 2019 and were from 0% to 5%, with increases reflecting annual merit adjustments.

Annual Bonus
Our NEOs, along with other leaders and substantially all U.S. employees, have an opportunity to earn an annual cash bonus based on achievement of certain performance objectives. The three performance metrics implemented within the annual bonus plan are Core Sales Growth, EBITDA Margin % and Free Cash Flow. The exhibit below illustrates the fiscal 2019 bonus plan design for the NEOs.
Annual bonus opportunity percentages vary by NEO and are determined based on their scope of duties and responsibilities as well as market and peer group data. Annual bonus achievement can range from 0% to 200% of the target annual bonus based on actual performance. The following table summarizes the fiscal 2019 annual bonus opportunity and weighting for each NEO.

	Annual Bonus Opportunity as a % of Base Salary			Weighting of Components of Target Annual Bonus
Name	Threshold	Target	Maximum	Combined Core Sales	Combined EBITDA Margin %	Segment Core Sales	Segment EBITDA Margin %	Combined Free Cash Flow
Randal W. Baker	0%	100%	200%	33.3%	33.3%	—	—	33.4%
Rick T. Dillon	0%	70%	140%	33.3%	33.3%	—	—	33.4%
Roger A. Roundhouse	0%	60%	120%	—	—	33.3%	33.3%	33.4%
John Jeffrey Schmaling	0%	60%	120%	—	—	33.3%	33.3%	33.4%
Fabrizio Rasetti	0%	60%	120%	33.3%	33.3%	—	—	33.4%

The annual bonus earned is based on performance against approved Core Sales, EBITDA Margin % and Free Cash Flow scales, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, market conditions, year-over-year performance, non-recurring projects, and the general economic environment. Core Sales represents the net sales change between years, excluding the impact of acquisitions, divestitures and foreign currency rate changes. EBITDA and Free Cash Flow are calculated as illustrated in the “Reconciliation of GAAP Measures to Non-GAAP Measures” included in our 2019 Annual Report to Shareholders which accompanies this Proxy Statement. Following the completion of a fiscal year, the Committee approves annual bonus payouts based on the extent to which targets were achieved. Fiscal 2019 annual bonus achievement for our corporate executives is shown below:

	Fiscal 2019 Bonus Scale				Fiscal 2019 Bonus Achievement
	Threshold		Target	Maximum	Result	Bonus Payout % of Target
	0%	50%	100%	200%
Consolidated Core Sales Metric	1.2%	2.9%	4.7%	9.7%	1.2%	—%
Consolidated EBITDA Margin % Metric	12.7%	13.2%	13.7%	14.2%	13.2%	54.2%

	Fiscal 2019 Bonus Scale						Fiscal 2019 Bonus Achievement
	(amounts in millions)						(amounts in millions)
	Threshold				Target	Maximum	Result	Bonus Payout %
	0%	75%			100%	200%
Free Cash Flow Metrics:
Free Cash Flow	$70	$70	-	$80	$80	$100	$27	—%
Minimum Free Cash Flow Conversion	N/A	>		115%	N/A	N/A	N/A
The blended result of the achievement outcomes above is a bonus payout of 18% of target, for Messrs. Baker, Dillon and Rasetti for fiscal 2019. The bonus payouts for Messrs. Roundhouse and Schmaling were 32.2% and 50.8% of target, respectively.
These financial measures can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, etc.) and actual results may be adjusted for these items if not contemplated in the target setting process. Adjustments to the annual bonus financial results, if any, are reviewed and approved by the Committee.
Equity Compensation
We believe a significant portion of Total Direct Compensation should be made in the form of equity compensation due to the strong alignment created with shareholders. If the Company’s stock price declines, so does the value of the NEOs’ compensation, and vice versa. For our NEOs, the Committee approves a target award value based on the independent compensation consultant’s benchmarking data and other applicable factors such as internal equity and individual contributions. In fiscal 2018, the Company adjusted the allocation of equity awards for NEOs to be 50% in performance shares and 50% in restricted stock units to improve alignment with the equity allocation practices of the Peer Group. Prior to fiscal 2018, equity awards for NEOs were allocated in the form of 35% in stock options, 35% in restricted stock units and 30% in performance shares.
The following describes each type of award:
Performance Based Restricted Stock Units (“Performance Shares”)—Performance Share awards have a three-year performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s TSR relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). New three-year performance cycles start annually with grants near the beginning of each fiscal year. The Committee designed the plan to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion helps ensure adequate cash generation to fund Company growth, dividends and stock buybacks. The targets and vesting scale for Performance Shares granted in fiscal 2019 were as follows:

Measure	Threshold	Target	Maximum
Vesting Scale (as a percentage of Target)	50%	100%	150%
Relative TSR Percentile	25th	50th	75th
Free Cash Flow Conversion	100%	115%	140%
The three-year measurement period for the fiscal 2017 Performance Share grant ended August 31, 2019 and the vesting level achieved is shown below:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Relative TSR Percentile	Actual Vesting for Relative TSR Percentile
Relative TSR Percentile	25th	50th	75th	25th	51%

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Cash Flow Conversion	Actual Vesting for Free Cash Flow Conversion
Free Cash Flow Conversion	100%	115%	140%	105.3%	68%
The following tables summarize threshold, target and maximum share opportunities for the fiscal 2019 Performance Share grants for eligible NEOs as of August 31, 2019:

	2019 Performance Shares Grant
Name	Threshold	Target	Maximum
Randal W. Baker	27,474	54,947	82,421
Rick T. Dillon	5,482	10,964	16,446
Roger A. Roundhouse (1)	5,482	10,964	16,446
John Jeffrey Schmaling	5,482	10,964	16,446
Fabrizio Rasetti	3,987	7,974	11,961
(1) Pursuant to the Retention Incentives Agreement between Mr. Roundhouse and the Company described on page 31, these Performance Share grants vested at the target level upon the consummation on October 31, 2019 of the sale of the EC&S segment.
Restricted Stock Units and Awards—Restricted stock units and restricted share awards granted prior to January 2017 generally vested 50% after three years with the remaining 50% vesting after five years. Restricted stock units granted to officers thereafter generally vest in equal annual installments over a three-year period. The Committee has the ability to vary the vesting schedule for new grants. Individuals granted restricted stock units have the ability to defer receipt and taxability of the shares beyond their normal vesting dates into the Employee Deferred Compensation Plan by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.
The following table summarizes the number of restricted stock units and the grant date fair value of restricted stock unit awards (based on the market price of the shares on the grant date) made to each NEO during the fiscal year ended August 31, 2019.

	Restricted Stock Unit Awards
Name	Number of Shares (#)	Grant Date Fair Value ($)
Randal W. Baker	62,330	1,378,116
Rick T. Dillon	12,438	275,004
Roger A. Roundhouse (1)	12,438	275,004
John Jeffrey Schmaling	12,438	275,004
Fabrizio Rasetti	9,046	200,007
(1) Pursuant to the Retention Incentives Agreement between Mr. Roundhouse and the Company described on page 31, these restricted stock unit awards vested upon the consummation on October 31, 2019 of the sale of the EC&S segment.
 Practices Regarding the Grant of Equity Compensation
The Committee has generally followed a practice of making annual grants of restricted stock unit awards to its NEOs on a single date each year, when all material information is publicly available. In fiscal 2019, the Committee granted the restricted stock unit awards at its regularly scheduled January 2019 meeting. Performance Shares were granted in October 2018 near the beginning of the three-year performance period. While the vast majority of awards to NEOs have historically been made as part of the Company’s annual grant program, the Committee occasionally makes awards to NEOs or other employees at other times, such as in connection with hiring or promotions or for retention purposes.
Retirement and Other Benefits
The Company provides additional benefit programs to its employees, including NEOs and other executives, to attract and retain them as well as to provide a competitive total compensation program. The Company's benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including NEOs. Modifications may be made in cases where IRS limits or other regulations prevent equitable treatment or for competitive positioning purposes. The following table summarizes such benefit plans and eligibility for U.S. employees:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
401(k) Retirement Plan	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan	✓	✓	Selectively
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Long Term Disability Insurance	✓	Selectively	Not Offered
Employee Stock Purchase Plan	✓	✓	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance/Leased Vehicle	✓	Selectively	Selectively
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered
401(k) Retirement Plan
Under the Company’s 401(k) Plan, most employees, including NEOs, may contribute eligible compensation up to IRS limits. The Company offers a matching contribution of $0.50 for every $1 on employee elective contributions, up to 8% of eligible pay with immediate vesting. The Company may contribute an annual, discretionary contribution of up to 3% of eligible pay, which will be 100% vested after 3 years of service.
Supplemental Executive Retirement Plan (“SERP”)
The SERP covers certain executive level employees (including the NEOs) and is designed to improve the competitive positioning of the Company's retirement programs, reward long-service employees and support executive retention and recruiting efforts. The SERP is a nonqualified defined contribution plan and the benefit is calculated by applying a SERP multiplier to total eligible compensation in a given year (base salary plus annual paid bonus). The SERP multiplier ranges from 3-6%, and is determined by a formula that takes into account the executive’s age and years of service. SERP contributions are credited to a notional interest bearing account and vest after five years of service or when the executive turns 60. The targeted combined annual NEO retirement contribution between the SERP and 401(k) Plan is approximately 7-10.5% of cash compensation, depending on age and years of service.
Employee Deferred Compensation Plan
The Company also offers a deferred compensation plan that allows U.S. employees with base salary over $120,000 to defer cash compensation and associated taxes until retirement or termination of employment. Investment options include an interest bearing account and/or a mix of investment options similar to the 401(k) plan, including a company stock account (although the plan was amended during the fiscal year ended August 31, 2019 to no longer permit investment contributions to be made into the company stock account). As a result of the unfunded nature of the plan, compensation deferrals are essentially unsecured loans from employees to the Company. Each year the Committee determines the interest rate for new deferrals. The rate for fiscal 2019 deferrals (1.89%) was based on the average of 5 and 10 year U.S. Treasury yields. The stock account return mirrors the performance of the Company’s stock price. Shares of common stock equal to the number of vested shares are transferred by the Company into a rabbi trust. When distributed, deferred amounts invested in the interest and investment accounts are paid out in cash while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.
Contributions into the deferred compensation plan may reduce the ability to participate fully in the 401(k) plan. The same matching formula is used for deferrals in the deferred compensation plan as the 401(k) plan.
Other Benefits
Other perquisites are provided to help executives be more productive and efficient, to provide protection from potential business risk and as a competitive compensation measure. They are limited in amount, and the Company maintains a strict policy regarding the eligibility and use of these benefits, which include financial planning and personal use of the company airplane. Annual NEO personal use of the plane (which is reviewed by the Committee at least annually) is capped at 24 hours of flight time for the CEO and 12 hours for all other NEOs. The other benefits earned by our NEOs in fiscal 2019 are included in the “All Other Compensation Table” on page 26.

Stock Ownership Requirements
Ownership of Company stock by executives directly aligns their interests with shareholders. Accordingly, the Company maintains stock ownership guidelines for NEOs equal in value to a multiple of their base salary.

Position	Multiple of Base Salary Required to be held in Company Stock
CEO	5X
Other NEOs	3X
Stock ownership requirements include the value of unvested restricted stock units, consistent with Peer Group practices. Additionally, the value of “in the money” vested options, shares held in the 401(k), employee stock purchase plan and/or deferred compensation accounts, as well as shares owned outright or by immediate family members are counted towards the ownership requirements. The compliance period to achieve the ownership requirement is 5 years from the date of appointment. The Committee reviews each NEO’s compliance with these guidelines on an annual basis, and all NEOs have either met the target ownership level, or are within the five-year compliance period.
Executives are expected to hold all of their shares until the ownership requirements are met. Those who have not reached their specified targets are required to hold 50% gross value of the shares they receive so that they meet their requirements in a timely manner, with the 50% balance available to cover related income tax obligations.
Anti-Hedging Policy
The Company has adopted a policy prohibiting employees from engaging in short-term or speculative transactions involving the Company’s common stock. This policy prohibits trading in Company common stock on a short-term basis, engaging in short sales, and buying and selling puts and calls, and discourages the practice of purchasing the Company’s stock on margin.
Compensation Clawback Policy
The Company’s clawback policy for executive officers defines the economic consequences misconduct could have on their compensation. In the event of a financial restatement due to fraud or misconduct, as determined by the Board of Directors, responsible executives must reimburse the Company for their annual cash bonus, as well as equity based awards or other performance-based compensation paid to the executive based on the financial results that were the subject of the restatement.
Conclusion
We believe that we have designed an executive compensation program that effectively links pay and performance and is in the best long-term interests of shareholders. As indicated in the Committee’s charter, the Committee will continue to evaluate executive compensation to ensure future alignment between the Company's compensation program and practices. Shareholder input will continue to be an important consideration in the Committee’s annual executive compensation evaluation process.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.
October 28, 2019

THE COMPENSATION COMMITTEE

Holly A. Van Deursen, Chair
Alfredo Altavilla
Palmer Clarkson
Richard D. Holder

Summary Compensation Table
The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2019, 2018 and 2017 by the NEOs:

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Randal W. Baker	2019	$867,000	$2,756,242	$—	$156,060	$6,282	$129,525	$3,915,109
President and Chief Executive Officer	2018	867,000	2,625,009	—	1,028,262	2,226	134,350	4,656,847
	2017	850,000	1,907,495	875,059	496,400	879	120,514	4,250,347

Rick T. Dillon (1)	2019	$472,654	$549,993	$—	$60,165	$2,950	$90,495	$1,176,257
Executive Vice President and Chief Financial Officer	2018	463,500	549,987	—	384,798	—	157,706	1,555,991
	2017	320,192	957,472	392,531	183,960	—	409,468	2,263,623

Roger A. Roundhouse (2)	2019	$456,692	$549,993	$—	$89,838	$2,308	$223,971	$1,322,802
Former Executive Vice President - Engineered Components & Systems Segment	2018	441,000	549,987	—	371,016	906	82,042	1,444,951
	2017	420,000	337,986	182,000	299,376	908	54,368	1,294,638

John Jeffrey Schmaling (3)	2019	$459,808	$549,993	$—	$141,732	$—	$83,616	$1,235,149
Executive Vice President - Industrial Tools & Services Segment	2018	233,654	500,007	—	320,220	—	38,075	1,091,956

Fabrizio Rasetti	2019	$382,846	$400,003	$—	$41,796	$—	$142,576	$967,221
Executive Vice President, General Counsel and Secretary

(1)
Mr. Dillon joined the Company in December 2016 and base salary represents actual salary earned since then. His annual salary rate at August 31, 2017 was $450,000. Mr. Dillon also received a $600,000 restricted stock unit grant and $200,000 option grant upon joining the Company. Mr. Dillon’s fiscal 2017 annual bonus was based on full year bonus as stated in his offer letter dated November 10, 2017.

(2)
Mr. Roundhouse ceased to serve as Executive Vice President - Engineered Components & Systems Segment on October 31, 2019 in connection with the completion of the sale of the businesses comprising the Company’s former EC&S segment on that date and his acceptance of employment with an affiliate of the buyer of such businesses on that date.

(3)
Mr. Schmaling joined the company in February 2018 and his base salary in 2018 represents actual salary earned since then. His annual salary rate at August 31, 2018 was $450,000. Mr. Schmaling also received a $250,000 restricted stock unit grant and $250,000 performance share grant upon joining the Company. Mr. Schmaling’s fiscal 2018 annual bonus was based on full year bonus as stated in his offer letter dated January 18, 2018.

(4)
Equity compensation awards granted in fiscal 2019 consisted of restricted stock units and Performance Shares. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), equal to the “grant date fair value” thereof under ASC Topic 718 of the Financial Accounting Standards Board for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The reported amounts for any award do not reflect any adjustments for restrictions on transferability. See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2019 for a discussion of the assumptions made in determining the grant date fair values in this column. For the Performance Shares, we assumed the number of shares based on the target level of performance. As described on page 20, the payout for Performance Share ranges from 0% to 150% of the target level based on the actual performance level achieved. Assuming maximum payouts for the Performance Shares at 150% of the target level, the amounts reported above for the restricted stock units and Performance Shares for fiscal 2019 would be as follows: Mr. Baker $1,830,559; Mr. Dillion, $365,266; Mr. Roundhouse, $365,266; Mr. Schmaling, $365,266; and Mr. Rasetti, $265,654.

(5)	Reflects amounts earned under the Annual Bonus plan. Amounts are paid in the first quarter of the subsequent fiscal year. For additional information on the Annual Bonus plan, see page 19.

(6)
Reflects the portion of interest earned in the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan that exceeds the SEC benchmark “market” rate of 3.09%, 3.55% and 2.80% in 2017, 2018 and 2019, respectively (120% of the applicable federal long term rate). See page 22 for information on the Employee Deferred Compensation Plan, and page 30 for NEO activity in this plan.

(7)	For fiscal 2019, these amounts consist of the following:

Name	401(k) Core and Match	401(k) Restoration (a)	SERP (b)	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (c)	Financial Planning	Retention Incentive Payment (d)	Relocation Expense	Total
Randal W. Baker	$9,500	$850	$75,810	$15,082	$4,083	$—	$24,200	$—	$—	$—	$129,525

Rick T. Dillon	$9,500	$624	$34,298	$13,933	$3,540	$—	$28,600	$—	$—	$—	$90,495

Roger A. Roundhouse	$9,500	$608	$33,108	$16,313	$4,838	$—	$—	$7,397	$152,207	$—	$223,971

John Jeffrey Schmaling	$11,000	$—	$39,001	$16,135	$4,673	$6,306	$—	$6,498	$—	$—	$83,613

Fabrizio Rasetti	$11,000	$—	$18,872	$9,948	$3,987	$4,992	$14,200	$4,162	$—	$75,415	$142,576

(a)	Represents Company Restoration Contribution to the Employee Deferred Compensation Plan, as described on page 22.

(b)	Represents Company contribution to the SERP plan as described on page 22.

(c)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

(d)
Represents a retention incentive payment of $139,500 and reimbursement of legal fees in the amount of $12,707 received by Mr. Roundhouse under a Retention Incentives Agreement dated April 12, 2019 between the Company and him entered into in anticipation of the contemplated sale of the businesses principally comprising the Company’s former EC&S segment. Such agreement provided for cash payment to Mr. Roundhouse upon the achievement of specified milestones in connection with the process to complete such sale, as well as a payment upon the completion of such sale and certain severance benefits. The agreement is described in greater detail on page 31.

Grants of Plan-Based Awards
The following table sets forth the equity compensation awards in fiscal 2019, as well as the potential range of payouts for fiscal 2019 under the Annual Bonus plan:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randal W. Baker	10/30/2018	—	—	—	—	26,200	39,300	—	—	—	689,060
	10/30/2018	—	—	—	—	28,747	43,121	—	—	—	689,060
	1/22/2019	—	—	—	—	—	—	62,330	—	—	1,378,116
	n/a	—	867,000	1,734,000	—	—	—	—	—	—	—

Rick T. Dillon	10/30/2018	—	—	—	—	5,228	7,842	—	—	—	137,496
	10/30/2018	—	—	—	—	5,736	8,604	—	—	—	137,492
	1/22/2019	—	—	—	—	—	—	12,438	—	—	275,004
	n/a	—	334,250	668,500	—	—	—	—	—	—	—

Roger A. Roundhouse	10/30/2018	—	—	—	—	5,228	7,842	—	—	—	137,496
	10/30/2018	—	—	—	—	5,736	8,604	—	—	—	137,492
	1/22/2019	—	—	—	—	—	—	12,438	—	—	275,004
	n/a	—	279,000	558,000	—	—	—	—	—	—	—

John Jeffrey Schmaling(6)	10/30/2018	—	—	—	—	5,228	7,842	—	—	—	137,496
	10/30/2018	—	—	—	—	5,736	8,604	—	—	—	137,492
	1/22/2019	—	—	—	—	—	—	12,438	—	—	275,004
	n/a	—	279,000	558,000	—	—	—	—	—	—	—

Fabrizio Rasetti	10/30/2018	—	—	—	—	3,802	5,703	—	—	—	99,993
	10/30/2018	—	—	—	—	4,172	6,258	—	—	—	100,003
	1/22/2019	—	—	—	—	—	—	9,046	—	—	200,007
	n/a	—	232,200	464,400	—	—	—	—	—	—	—

(1)
These columns show the range of payouts under the fiscal 2019 Annual Bonus plan described on page 19. The actual bonuses earned under this plan are included in the Summary Compensation Table on page 25.

(2)	Reflects Performance Shares granted in fiscal 2019 under the Company’s 2017 Omnibus Plan. Refer to page 20 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.

(3)	Reflects restricted stock units granted in fiscal 2019 under the Company’s 2017 Omnibus Plan.

(4)
The grant date fair value of restricted stock unit awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition. See Note 14 of the Notes to Consolidated Financial Statements included in our Form 10-K for the year ended August 31, 2019 for a discussion of the assumptions made in determining the grant date fair values in this column.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2019:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Randal W. Baker	3/21/2016	60,220	60,221	24.42	(4)	3/21/2026	23,546	522,957	(4)	—	—
	10/14/2016	—	—	—		—	12,500	277,625	(6)	—	—
	10/18/2016	—	—	—		—	—	—		33,044	733,907
	1/16/2017	—	73,130	26.95	(4)	1/16/2027	10,825	240,423	(5)	—	—
	10/17/2017	—	—	—		—	—	—		47,853	1,062,815
	1/22/2018	—	—	—		—	33,462	743,191	(5)	—	—
	10/30/2018	—	—	—		—	—	—		54,947	1,220,373
	1/22/2019	—	—	—		—	62,330	1,384,349	(5)	—	—

Rick T. Dillon	12/27/2016	—	18,980	26.95	(4)	12/27/2026	—	—		—	—
	1/16/2017	—	16,090	26.95	(4)	1/16/2027	2,381	52,882	(5)	6,004	133,349
	10/17/2017	—	—	—		—	—	—		10,026	222,667
	1/22/2018	—	—	—		—	7,011	155,707	(5)	—	—
	10/30/2018	—	—	—		—	—	—		10,964	243,510
	1/22/2019	—	—	—		—	12,438	276,248	(5)	—	—

Roger A. Roundhouse	5/5/2014	7,331	—	33.93		5/5/2024	—	—		—	—
	1/20/2015	8,236	8,235	22.98	(4)	1/20/2025	3,236	71,872	(4)	—	—
	4/6/2015	—	6,000	24.46	(7)	4/6/2025	—	—		—	—
	1/19/2016	9,715	9,715	21.41	(4)	1/19/2026	3,759	83,487	(4)	—	—
	10/18/2016	—	—	—		—	—	—		6,873	152,649
	1/16/2017	—	15,210	26.95	(4)	1/16/2027	2,251	49,995	(5)	—	—
	10/17/2017	—	—	—		—	—	—		10,026	295,266
	1/22/2018	—	—	—		—	7,011	155,714	(5)	—	—
	10/30/2018	—	—	—		—	—	—		10,964	243,510
	1/22/2019	—	—	—		—	12,438	276,248	(5)	—	—

John Jeffrey Schmaling	2/12/2018	—	—	—		—	7,154	158,890	(5)	10,191	226,342
	10/30/2018	—	—	—		—	—	—		10,964	243,510
	1/22/2019	—	—	—		—	12,438	276,248	(5)	—	—

Fabrizio Rasetti	5/7/2018	—	—	—		—	8,334	185,098	(3)	—	—
	10/30/2018	—	—	—		—	—	—		7,974	177,104
	1/22/2019	—	—	—		—	9,046	200,912	(5)	—	—
(1) Market value of restricted stock unit awards and Performance Shares is based on the $22.21 closing price of the Company’s common stock on August 30, 2019 (the last trading day of fiscal 2019).

(2)
Represents awards of Performance Shares (at target) that include a three-year performance period and vest based on achievement of an absolute Free Cash Flow Conversion target and the Company’s TSR percentile relative to the S&P 600 SmallCap Industrial Index. Subsequent to August 31, 2019 and the completion of the three-year performance period, the fiscal 2017 Performance Share grant (granted on October 18, 2016) vested at 60% of the target level. See “Equity Compensation-Performance Based Restricted Stock” on page 20 for additional details

(3)	Restricted stock units vest in equal annual installments over a two-year period.

(4)
Fifty percent of the share based award vests on the third anniversary of the grant date and the balance of the award vests on the fifth anniversary of the grant date. For such awards made to Mr. Baker in 2016 and Mr. Roundhouse in 2015 and 2016, the amount presented reflects the remaining unvested balance.

(5)	Restricted stock units vest in equal annual installments over a three-year period.

(6)	Restricted stock units received in connection with the Investment/Matching Restricted Stock Program vests on the third anniversary of the grant date.

(7)	Stock options become exercisable on the fifth anniversary of the grant date.

Equity Awards Exercised and Vested in Fiscal 2019
The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the Summary Compensation Table on page 25. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock units during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Randal W. Baker	—	$—	58,524	$1,348,639
Rick T. Dillon	—	—	17,017	361,959
Roger A. Roundhouse	—	—	27,723	648,890
John Jeffrey Schmaling	—	—	3,576	85,466
Fabrizio Rasetti	—	—	4,166	103,817

(1)	Value realized on the vesting of restricted stock units and Performance Share awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation
NEO’s participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 22 for a description of the plans).

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
			Interest (2)	Other (3)
Randal W. Baker
Deferred Compensation	43,350	850	7,367	(14,113)	—	212,032
Supplemental Executive Retirement	—	75,810	6,765	—	—	199,960

Rick T. Dillon
Deferred Compensation	95,779	624	3,981	(5,031)	—	124,425
Supplemental Executive Retirement	—	34,298	1,654	—	—	65,359

Roger A. Roundhouse
Deferred Compensation	15,202	608	—	6,966	—	40,215
Supplemental Executive Retirement	—	33,108	5,375	—	—	128,474

John Jeffrey Schmaling
Deferred Compensation	—	—	—	—	—	—
Supplemental Executive Retirement	—	39,001	518	—	—	48,865

Fabrizio Rasetti
Deferred Compensation	—	—	—	—	—	—
Supplemental Executive Retirement	—	18,872	240	—	—	23,439

(1)	NEO contributions include employee elective deferrals of base salary, annual bonus or restricted stock units (in accordance with the 2017 Omnibus Incentive Plan).

(2)
Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 2.86% for fiscal 2019 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the unsecured and unfunded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. The rates are intended to approximate the rates the Company would pay for similar unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 2.80% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 25.

(3)	Represents gain (loss) on Company stock and reinvested dividends included in each NEO’s deferred compensation account.

(4)	The aggregate balance of August 31, 2019 represents the balance in each NEO’s participant account.

Equity Compensation Plan Information
The following table summarizes information, as of August 31, 2019, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (3)
Equity compensation plans approved by security holders (1)	2,887,369	$25.88	3,440,392
Equity compensation plans not approved by security holders	—	—	—
	2,887,369	$25.40	3,440,392

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 1,481,360 stock options at a weighted average exercise price of $25.83, 125,183 stock appreciation rights at a weighted average exercise price of $26.46 (the number of actual shares issued will vary based on the stock price on the date of exercise), 988,192 restricted stock units and 292,634 Performance Shares (at target).

(2)	The weighted average exercise price does not take into account awards of Performance Shares or restricted stock units.

(3)
The number of securities remaining available for future issuance under equity compensation plans include 3,212,656 shares under the 2017 Omnibus Plan, 24,325 shares under the Company’s Deferred Compensation Plan and 203,411 shares under the Company’s 2010 Employee Stock Purchase Plan.

Senior Officer Severance Plan and Retention Agreement
Senior Officer Severance Plan
On July 30, 2019, the Board of Directors approved the Company’s Senior Officer Severance Plan (the “Severance Plan”) to provide increased certainty for the covered executive officers and the Company in the event of a severance. The Severance Plan is expected to assist the Company with the retention and recruitment of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Severance Plan applies to the Company’s Chief Executive Officer and any Executive Vice President of the Company (the “Senior Officers”). The Severance Plan specifically provides that none of the employees of the businesses of the Company’s Engineered Components & Systems (“EC&S”) segment that were divested on October 31, 2019 is included as a Senior Employee covered by the Severance Plan.
The Severance Plan provides that, in the event the employment of a Senior Officer is terminated by the Company without “Cause” or by a Senior Officer with “Good Reason” (as each term is defined in the Severance Plan):

•
the Senior Officer would be entitled to receive a lump-sum payment equal to the sum of (i) one year’s base salary at the Senior Officer’s regular salary rate, (ii) the annual bonus that would have been payable to the Senior Officer under the Company’s annual bonus plan for the fiscal year in which such termination of employment occurs based on achievement of financial and other goals at “target” levels, and (iii) the portion of the monthly premium that the Company would normally pay for 12 months of medical, dental and vision coverage at the Senior Officer’s same level for such benefits immediately prior to the termination of employment (including dependent coverage, if applicable);

•
outstanding unvested stock options granted by the Company to the Senior Officer would become vested upon the termination of employment and each outstanding unexercised stock option, including previously vested stock options, would remain exercisable until the earlier of (i) the date such stock option would have expired by its original terms (disregarding any provision for early expiration of the stock option upon termination of employment) or (ii) 10 years after the date such stock option was granted;

•	outstanding restricted stock units granted by the Company to the Senior Officer would become vested upon termination of employment;

•
with respect to any outstanding Performance Shares awarded by the Company to the Senior Officer, the requirement for the Senior Officer to remain employed during the relevant period would be waived, and the Senior Officer would be entitled to receive, following the completion of the relevant performance period, a pro rata pay out (based on the portion of the performance period during which the Senior Officer was employed) to the extent Performance Shares are earned based on the level of achievement of performance goals;

•	the Senior Officer would be entitled to receive benefits under the retirement plans of the Company in which the Senior Officer participates based on the terms of such plans; and

•
the Senior Officer would be entitled to receive outplacement services in a form, manner and with a scope of benefits as determined by the Compensation Committee of the Company’s Board of Directors, or any successor administrator appointed under the Severance Plan.

The Severance Plan provides for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Senior Officer to financially benefit on an after-tax basis. In addition, the Severance Plan provides that a Senior Officer whose employment is terminated in connection with a sale of a business unit is not entitled to the foregoing benefits if the Senior Officer receives an “Offer of Comparable Employment” (as defined in the Severance Plan) from the purchaser of the business unit. The Severance Plan also provides that if a Senior Officer becomes entitled, prior to satisfaction of conditions for payment under the Severance Plan, to receive severance benefits under an agreement with the Company upon termination of employment in connection with a change in control of the Company or sale of a business unit of the Company then no benefits are payable to the Senior Officer pursuant to the Severance Plan. Accordingly, Mr. Roundhouse did not receive any payments under the Severance Plan in connection with the cessation of his employment.
The receipt by a Senior Officer of any payment or other benefit under the Severance Plan is conditioned upon (i) the delivery by the Senior Officer of a full and unconditional release of all claims against the Company in a form appended to the Severance Plan, (ii) the delivery by the Senior Officer of an agreement in a form appended to the Severance Plan including provisions relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees, and (iii) the Senior Officer’s agreement to provide reasonable assistance with respect to specified matters during the 12 months following termination of employment.
The Severance Plan provides that it may be amended or terminated at any time by the Company, provided that if there is a “Change in Control” of the Company (as defined in the Severance Plan), then during the two years following the Change in Control the Severance Plan may not be modified or rescinded to adversely affect the rights of the Senior Officers covered by the Severance Plan at the time of the Change in Control. In addition, if the Company becomes obligated to make any payments under the Severance Plan to a Senior Officer, the Severance Plan will remain in effect until such obligations have been satisfied. The Severance Plan also provides that all benefits under the Severance Plan are subject to the Company’s clawback policy for executive officers or any other clawback policy of the Company that is subsequently in effect.
Retention Agreement
In anticipation of the contemplated sale of the Company’s former EC&S segment, on April 12, 2019 the Company entered into a Retention Incentives Agreement (the “Retention Agreement”) with Mr. Roundhouse to provide an incentive for Mr. Roundhouse to remain with the Company and work diligently to support the Company’s evaluation of strategic alternatives regarding the EC&S segment. The Retention Agreement provided for payments by the Company to Mr. Roundhouse upon the achievement of specified milestones, including the completion of the sale of the EC&S segment, subject to his continued employment. During fiscal 2019, Mr. Roundhouse received a milestone payment of $139,500 pursuant to the Retention Agreement, and upon completion of the sale of the EC&S segment on October 31, 2019, he received the final milestone payment of $325,500. The Retention Agreement provided for the payment to Mr. Roundhouse of an amount equal to twice his highest annual bonus paid in the prior three fiscal years, reduced by the amount of the annual bonus payable to Mr. Roundhouse for the fiscal year ended August 31, 2019, which net amount was $652,194. Pursuant to the Retention Agreement, all of his unvested restricted stock units, performance stock units (at target level) and stock options outstanding at the time of completion of the sale of the EC&S segment became vested. The Retention Agreement further provides that the Company pay the reasonable fees and expenses of legal counsel engaged to represent transferring executives in connection with the sale of the EC&S Segment to a buyer sponsored by a private equity or financial group.
The Retention Agreement also provides for severance to be paid by the Company to Mr. Roundhouse if either (i) his employment is involuntarily terminated (other than for “Cause,” as defined in the Retention Agreement), or he terminates his employment for “Good Reason” (as defined in the Retention Agreement), within 24 months after the sale of the EC&S segment, or (ii) Mr. Roundhouse’s employment had been involuntarily terminated (other than for “Cause”) within six months prior to the sale of the EC&S segment. The severance to be paid in those circumstances is twice Mr. Roundhouse’s annual salary (as of the date of the Retention Agreement) and the continuation of welfare benefits and perquisites in effect as of the completion date of the sale for up to two years. The Retention Agreement amended and replaced the Change in Control Agreement entered into on August 7, 2017 between the Company and Mr. Roundhouse. The Retention Agreement also contains comprehensive restrictive covenants from Mr. Roundhouse, including covenants not to compete in the Company’s favor, and provides that incentive payments made pursuant to the Retention Agreement are subject to the Company’s clawback policy for executive officers.
No Employment Agreements
The Company does not have employment contracts with any of its NEOs who are current employees.
Severance Payments
The following table provides the estimated payments for the NEOs as if their employment had been terminated by the Company on August 31, 2019 in the absence of a change in control of the Company. The amounts presented for Messrs. Baker, Dillon, Schmaling and Rasetti are determined with respect to the Severance Plan. In light of his Retention Agreement and the provisions thereof, the amounts presented for Mr. Roundhouse are determined with respect to the severance provisions of that agreement (and include the vesting of unvested equity awards upon the completion of the sale of the EC&S Segment).

Name	Base Salary	Annual Bonus	Stock Options (1)	Stock Awards (2)	Benefits (3)	Total
Randal W. Baker	$867,000	$867,000	$—	$3,168,545	$13,824	$4,916,369
Rick T. Dillon	477,500	334,250	—	484,844	17,976	1,316,570
Roger A. Roundhouse	465,000	279,000	—	637,316	17,976	1,399,292
John Jeffrey Schmaling	465,000	279,000	—	435,138	12,564	1,191,702
Fabrizio Rasetti	387,000	232,200	—	386,010	17,976	1,023,186

(1)
Represents the intrinsic value (difference between the $22.21 per share closing trading price at August 30, 2019 (the last trading day of fiscal 2019) and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price per share of less than $22.21 (i.e., options that are “in the money”).

(2)
Represents market value of unvested restricted stock units based on the August 30, 2019 closing price of the Company’s common stock ($22.21), but does not include any amount with respect to the vesting of unvested Performance Shares as the amount of shares to be issued under such awards is dependent on the level of performance achieved for the full three-year performance period and accordingly is not known.

(3)
For Messrs. Baker, Dillon, Schmaling and Rasetti, represents the portion of the monthly premium that the Company would pay for 12 months of medical, dental and vision insurance coverage, but does not include an estimate of the cost of outplacement services because such amount is not presently determinable (under the Severance Plan, the form, manner and with a scope of such services is subject to the discretion of the Compensation Committee). For Mr. Roundhouse, represents the estimated costs of continued welfare benefits and perquisites for a period of two years.

Death or Disability Arrangements
NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit and annual bonus. All stock options, restricted stock units and Performance Shares would become 100% vested. The value of each NEO’s stock options and restricted stock units as of August 31, 2019, whose vesting would be accelerated upon death, is the same as disclosed in the preceding Severance Payments table. The value of Performance Shares, whose vesting would be accelerated upon death, is presently undeterminable as it depends on future performance results.
If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive. Otherwise, no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, non-qualified core contribution under the Deferred Compensation Plan benefit, and annual cash bonus payout after six months of disability. In the event of termination of employment due to permanent disability, all unvested stock options, restricted stock units and Performance Shares would become vested.
Change in Control Payments
Change in Control Arrangements
The Company has entered into change in control agreements with each of the NEOs providing certain benefits upon termination of employment following both a “change in control” of the Company and a “triggering event,” except that the change in control agreement for Mr. Roundhouse was amended and replaced by his Retention Agreement. Such change in control agreements are intended to encourage executives to consider the best interests of shareholders by alleviating any concerns about their own personal financial well-being in the face of a potential change in control of the Company.

A “change in control” is generally defined as:

•	the acquisition by a person or group of more than 50% of the Company’s common stock;

•
the acquisition by a person or group of assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•	the acquisition by a person or group of 30% or more of the total voting power of the stock of the Company; or

•	a change in the majority of the Board of Directors without the endorsement of the existing Board members.

A “triggering event” is generally defined as:

•
a material reduction in the base salary or annual bonus opportunity, or material reduction in the total value of the fringe benefits received by the executive from the Company from prior levels received at the time of a change in control or during the six month period prior to the change in control;

•
a material reduction in authority and responsibility or a material decrease in the same for the supervisor to whom the executive reports, from the levels existing at the time of a change in control or the six month period prior to the change in control; or

•
a change in the location or headquarters where the executive is expected to work that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period preceding the change in control.

The terms of the change in control agreements do not vary by executive, and they do not include any provisions for excise tax gross-ups. The agreements state that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control (the “Triggering Event Period”), that executive is entitled to receive a lump sum payment equal to two times the executive’s annual base salary plus the greater of (i) two times the highest annual bonus earned by the executive during the three complete fiscal years immediately preceding the termination of employment or (ii) two times the highest amount of the target annual bonus for the executive during the three complete fiscal years immediately preceding the termination of employment. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change in control were not determined in relation to the overall compensation guideline, but rather as part of an objective to attract and retain NEOs. In addition, the executive would continue to receive welfare benefits and perquisites available to that NEO at the time of termination for two years following termination of employment.
The agreements provide for the reduction of the foregoing payments and benefits in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the executive to financially benefit on an after-tax basis. The agreements also include obligations of the executive relating to, among other matters, confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
In addition, if the Company terminates the executive within the Triggering Event Period, any outstanding equity or long-term incentive awards held by the executive immediately prior to termination shall be fully vested (at the target level of performance for performance-based awards) and, with respect to any stock options, stock appreciation rights or similar awards the executive shall have the full duration of the original exercise period to exercise such award.
Certain of our equity compensation plans and awards also contain change in control provisions. The award agreements for outstanding restricted stock, restricted stock units and Performance Shares provide for immediate vesting upon the occurrence of a change in control, with the amount earned under Performance Share awards being based on achievement of target performance levels. Award agreements for the outstanding stock options held by NEOs provide that the Compensation Committee may, in its discretion, determine the treatment of the option upon a change in control, which may include acceleration of the vesting of the stock option.
Taking into account the terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2019 after a triggering event:

Name	Base Salary	Annual Bonus (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Randal W. Baker	$1,734,000	$2,056,524	$—	$6,185,640	$125,946	$10,102,110
Rick T. Dillon	955,000	769,595	—	1,084,381	135,371	2,944,347
John Jeffrey Schmaling	930,000	640,440	—	904,991	96,794	2,572,225
Fabrizio Rasetti	774,000	464,400	—	563,112	117,803	1,919,315

(1)	Actual payout will be based on the highest annual bonus target or highest annual paid bonus paid during the previous three years, multiplied by two.

(2)
Represents the intrinsic value (difference between the $22.21 per share closing trading price at August 30, 2019 (the last trading day of fiscal 2019) and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $22.21 (i.e. options that are “in the money”).

(3)
Represents market value of unvested restricted stock units and unvested Performance Shares (at the target level of performance) based on the August 30, 2019 closing price of the Company’s common stock ($22.21).

(4)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 22.
Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 33) and assuming that the Compensation Committee determined to vest all unvested stock options in connection with the change in control, would be as set forth in the “Stock Options” and “Stock Awards” columns in the table above.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median-compensated employee and the Annual Total Compensation of our CEO. For our fiscal year 2019:
•the Annual Total Compensation of our median-compensated employee was $58,859; and,
•the Annual Total Compensation of our CEO was $3,915,109.
Accordingly, the ratio of our CEO’s Annual Total Compensation to the median-compensated employee’s Annual Total Compensation was 67 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
SEC rules require a company to identify the median-compensated employee only once every three fiscal years, absent material changes to the employee population during that period. Because there were no such material changes in our employee population since we undertook to identify the median-compensated employee for determination of the ratio for fiscal 2018, we elected to use the same employee for calculating the fiscal 2019 ratio. In identifying the median-compensated employee for fiscal 2018, we used base salary as our consistently applied compensation measure to determine our median employee from our employee population, excluding our CEO, as of July 31, 2018. For hourly employees, the annual base salary was calculated using a reasonable estimate of hours worked and their hourly wage rate. We annualized base salaries for employees who were employed as of July 31, 2018 but were not employed for the full fiscal year. For our non-U.S. employees, we used the foreign exchange rates applicable at August 31, 2018 to convert their base salary into U.S. dollars.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation
Directors who are not employees of the Company are paid an annual cash retainer in fiscal 2019 of $60,000 for serving on the Board of Directors and are also reimbursed for expenses incurred in connection with attendance at meetings. As of August 31, 2019, directors are paid the following additional cash fees for serving on committees:

Committee	Member Fee	Chair Fee
Audit	$15,000	$15,000
Compensation	10,000	10,000
Nominating & Corporate Governance	10,000	7,500

The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access. Directors elected by the Board between annual meetings are paid a pro rata amount of the annual fee based on the period of their service. Prior to the 2019 annual meeting of shareholders, the Chair of the Board received a cash fee at an annual rate of $112,500 for services (above and beyond the annual retainer).
Equity compensation for the Board in fiscal 2019 was in the form of restricted stock units. Non-employee directors annually receive restricted stock units having a value upon grant of $100,000, with the Chair receiving an additional $100,000 of restricted stock units for the additional services required of the position.
In July 2018, the Board approved a change in practice with respect to the timing of awards of restricted stock units to non-employee directors commencing in 2019, with grants being made in advance to better correlate with market practice. In prior years, director equity grants were made in arrears. Accordingly, for non-employee directors serving since the 2018 annual meeting of shareholders and elected at the 2019 annual meeting of shareholders, director equity compensation for the 2019 fiscal year reflects grants for service both for the annual period prior to, and the annual period beginning with, the 2019 annual meeting of shareholders as a result of restricted stock unit grants for both of those years being made in the 2019 fiscal year. Accordingly, the table below reflects a one-time “doubling-up” of equity compensation for these directors as a result of this change in the timing of the annual awards of restricted stock units.
For their service commencing with the 2018 annual meeting of shareholders, each non-employee director elected at the 2018 annual meeting (except the Chair of the Board) was granted 4,523 restricted stock units. The Chair of the Board was granted 9,046 restricted stock units. These awards of restricted stock units vested after eleven months. For their service commencing with the 2019 annual meeting of shareholders, each non-employee director elected at the 2019 annual meeting (except the Chair of the Board) was granted 4,523 restricted stock units. The Chair of the Board was granted 9,046 restricted stock units. These awards of restricted stock units vested after eleven months. Ms. Altmaier, who was elected to the Board on October 29, 2019, received an award of 654 restricted stock units, which vested after approximately two months.
In addition, in recognition that Robert A. Peterson and Holly A. Van Deursen had been unable to transact in the securities of the Company for a lengthy period of time in light of the Board’s consideration of the matters leading to the determination in January 2019 to pursue a divestiture of the Company’s legacy EC&S segment and the expiration during that period of options that had previously been awarded to them for their respective service as directors, in January 2019, the Board authorized the issuance of 5,068 restricted stock units to each of them. The restricted stock units issued to Mr. Peterson were fully vested. In addition, in January 2019, in recognition of his service as Chair of the Board, the Board authorized the full vesting upon his retirement from the Board at the 2019 annual meeting of shareholders of all of Mr. Peterson’s unvested outstanding equity awards.
The non-employee directors who served on the Board during all or a portion of the fiscal 2019 received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings. During fiscal 2019, Mr. Peterson served as Chair of the Board until the 2019 annual meeting of shareholders, at which time Mr. Ferland became Chair of the Board.

Name	Annual Retainer ($)	Committee Fees ($)	Chair Fee ($)	Stock Awards For Year Ending At 2019 Annual Meeting ($)(1)		Stock Awards For Year Beginning With 2019 Annual Meeting($) (2)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Alfredo Altavilla	60,000	25,000	—	100,004		100,004	$285,008	—	9,046
J. Palmer Clarkson	60,000	20,000	—	100,004		100,004	280,008	—	9,046
Danny L. Cunningham	60,000	15,000	15,000	100,004		100,004	290,008	2,930	9,046
E. James Ferland, Jr. (3)	60,000	17,500	3,750	100,004		200,007	381,261	11,029	13,569
Richard D. Holder	60,000	25,000	—	100,004		100,004	285,008	—	9,046
Sidney S. Simmons	60,000	25,000	—	100,004		100,004	285,008	—	9,046
Holly A. Van Deursen	60,000	20,000	10,000	212,057	(4)	100,004	402,061	28,959	14,114

Former Director
Robert A. Peterson (5)	111,608	6,470	4,853	312,061	(4)	—	434,992	29,609	—

(1)
Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock. Refer to our Annual Report on Form 10-K for details regarding assumptions utilized to value share based awards. As noted above, as result of a change in the timing of the equity awards to non-employee directors, awards were made during the fiscal year ended August 31, 2019 both for service of directors for the annual period that ended at the 2019 annual meeting of shareholders and for the annual period that commenced with the 2019 annual meeting of shareholders. Amounts presented in this column represent awards made for service for the annual period that ended at the 2019 annual shareholders meeting.

(2)
Amounts represent the aggregate grant date fair value. The amounts do not correspond to the actual value that may be realized by non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock. Refer to our Annual Report on Form 10-K for details regarding assumptions utilized to value share based awards. As noted above, as result of a change in the timing of the equity awards to non-employee directors, awards were made during the fiscal year ended August 31, 2019 both for service of directors for the annual period that ended at the 2019 annual meeting of shareholders and for the annual period that commenced with the 2019 annual meeting of shareholders. Amounts presented in this column represent awards made for service for the annual period that commenced with the 2019 annual shareholders meeting.

(3)	Mr. Ferland was elected as Chair of the Board on January 22, 2019.

(4)
Includes 5,068 restricted stock units awarded in light of the expiration of previously awarded stock options during the lengthy period of time during the Board's consideration of the matters leading to the determination in January 2019 to pursue a divestiture of the Company's legacy EC&S segment.

(5)	Mr. Peterson retired from the Board of Directors on January 22, 2019.
Similar to the NEOs, directors have stock ownership guidelines to drive long-term performance alignment with shareholders. Under the guidelines, each non-employee director is expected to own Company common stock with a total value equal to five times their base cash annual retainer (or an aggregate $300,000). As of August 31, 2019, all directors (except Messrs. Altavilla, Clarkson and Simmons, who joined the Board in 2018, and Ms. Altmaier, who joined the Board on October 29, 2019, and who have three years after joining the Board to satisfy the requirement) satisfied the ownership requirement.
Under the Outside Directors’ Deferred Compensation Plan, each non-employee director can defer all or a portion of their annual retainer and committee fees for future payment on a specified date or when they leave the Board. The number of shares, equal to the amount of compensation deferred, is contributed to a rabbi trust. The plan consists solely of phantom stock units, which are settled in our Class A common stock, generally following the director’s termination of service. During fiscal 2019, Messrs. Clarkson, Cunningham, Ferland, Simmons and Ms. Van Deursen participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, officers and persons who beneficially own 10% or more of the common stock are required to file reports specifying their initial ownership of common stock and subsequent changes in that ownership to the SEC. These reports are required to be filed within specified time periods established by the SEC. Based solely on our review of reports filed with the SEC, we believe that no director, officer, or 10% shareholder failed to timely file in fiscal 2019 any report required by Section 16(a), other than the late filings by the following officers: (i) Mr. Roundhouse was one day late in filing two reports with respect to the forfeiture of shares in satisfaction of tax withholding obligations upon the vesting of restricted stock unit awards, (ii) each of Mr. Dillon and Mr. Schmaling was one day late in filing a report with respect to his receipt of an award of restricted stock units and (iii) Bryan R. Johnson, the Company’s Vice President of Finance and Principal Accounting Officer, was late in filing one report with respect to his receipt of an award of restricted stock units.
Independent Public Accountants
PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2019 and the effectiveness of our internal control over financial reporting as of August 31, 2019. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the Audit Committee is presenting this selection to shareholders for ratification. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the past two fiscal years were as follows:

	Fiscal Year Ended August 31, 2019	Fiscal Year Ended August 31, 2018
Audit Fees	$3,080,200	$2,598,100
Audit-Related Fees	—	81,300
Tax Compliance Fees	455,700	552,100
Tax Consulting Fees	408,700	957,600
All Other Fees	1,300	—
	$3,945,900	$4,189,100
Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Tax Compliance Fees include professional services related to annual tax compliance including foreign tax return preparation and transfer pricing studies, while Tax Consulting Fees include professional services related to tax planning, tax reform and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2019 and 2018.
The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.
The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more than $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all permissible services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.
Shareholder Proposals
Shareholder proposals must be received by the Company no later than August 15, 2020 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 30, 2020 nor earlier than the close of business on August 31, 2020 for such proposal to be considered for a vote, or such candidate to be nominated for election as director, at next year’s annual meeting. Any such notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2019 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee.
Upon written or oral request to the Executive Vice President and Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.
Additional Matters
Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by September 24, 2019 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

E. JAMES FERLAND
Chair of the Board

Menomonee Falls, Wisconsin
December 13, 2019

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Enerpac Tool Group, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT!
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to
EQ Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397,
so your shares are represented at Actuant Corporation’s 2020 Annual Meeting.
ò     Please fold here – Do not separate    ò

If no specification is made, this proxy will be voted for all names listed in Proposal 1 and for Proposals 2, 3 and 4.

1. Election of directors:	01 Alfredo Altavilla	05 Danny L. Cunningham	☐ Vote FOR		☐ Vote WITHHELD
	02 Judy L. Altmaier	06 E. James Ferland	all nominees (except as marked)		from all nominees
	03 Randal W. Baker	07 Richard D. Holder
	04 J. Palmer Clarkson	08 Sidney S. Simmons

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of PricewaterhouseCoopers LLP as the Company's independent auditor.			☐ For	☐ Against	☐ Abstain

3. Advisory vote to approve the compensation of our named executive officers.			☐ For	☐ Against	☐ Abstain

4. Approval of the proposed amendment to the Company's Restated Articles of Incorporation, as amended, to change the Company's name to "Enerpac Tool Group Corp."			☐ For	☐ Against	☐ Abstain

5. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set out in the
Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ACTUANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 28, 2020
8:00 a.m. Central Time
The Westin O'Hare
6100 North River Road
Rosemont, IL 60018

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 28, 2020.

Randal W. Baker and Rick T. Dillon, and each of them, are hereby appointed as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 28, 2020 at 8:00 a.m. Central Time at The Westin O'Hare, 6100 North River Road, Rosemont, Illinois 60018, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting upon the matters indicated on the reverse side of this card.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/atu	1-866-883-3382

Use the Internet to vote your proxy	Use a touch-tone telephone to	Mark, sign and date your proxy
until 11:59 p.m. (CT) on	vote your proxy until 11:59 p.m. (CT)	card and return it in the
January 27, 2020	on January 27, 2020.	postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.